Exhibit 21

Subsidiaries of the Company

10393444 Canada Inc. (aka McEwen Ontario), an Ontario corporation

11195581 Canada Inc., a Canadian federal corporation

912413 Ontario Inc., an Ontario corporation

Andes Corporacion Minera S.A., an Argentinean corporation

Compania Minera Pangea S.A. de C.V., a Mexican corporation

Gold Bar Enterprises LLC, a Nevada limited liability company

Golden Pick LLC, a Nevada limited liability company

International Copper Mining Inc., a Cayman corporation

International Copper ULC, an Alberta corporation

Las Yaretas S.A., an Argentinean corporation

Latin America Exploration Inc., a Cayman corporation

Lexam Explorations (USA), Inc., a Colorado corporation

Lexam VG Gold Inc., an Ontario corporation

Los Azules Mining Inc., a Cayman corporation

McEwen Mining - Minera Andes Acquisition ULC, an Alberta corporation

McEwen Mining Alberta ULC, an Alberta corporation

McEwen Mining Nevada Inc., a Delaware corporation

Minandes S.A., an Argentinean corporation

Minera Andes Gold Inc., a Cayman corporation

Minera Andes Inc., an Alberta corporation

Minera Andes Mining Inc., a Cayman corporation

Minera Andes S.A., an Argentinean corporation

Minera Andes Santa Cruz Inc., a Cayman corporation

Minera Santa Cruz S.A, an Argentinian corporation

Nevada Pacific Gold (US) Inc., a Nevada corporation

NPGUS LLC, a Nevada limited liability company

Oro de Soltula S.A. de C.V., a Mexican corporation

Pangea Resources, Inc., an Arizona corporation

San Juan Copper Inc., a Cayman corporation

Ticup LLC, a Nevada limited liability company

Tonkin Springs Gold Mining Company, a Colorado corporation

Tonkin Springs LLC, a Delaware limited liability company

Tonkin Springs Venture Limited Partnership, a Nevada limited partnership

U.S. Environmental Corporation, a Colorado corporation

VG Holdings Inc., a New Brunswick corporation

WKGUS LLC, a Nevada limited liability company